                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                              ---------------------


       Date of Report (Date of earliest event reported) December 19, 2001


                                 TIDEWATER INC.
             (Exact name of registrant as specified in its charter)

        Delaware                      1-6311                 72-0487776
(State of incorporation)     (Commission File Number)       (IRS Employer
                                                         Identification No.)

     601 Poydras Street, Suite 1900                     70130
(Address of principal executive offices)              (Zip Code)

                                 (504) 568-1010

              (Registrant's telephone number, including area code)

                                       N/A

          (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

     In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this Current Report on Form 8-K provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties. Among those risks and uncertainties, many of which are beyond the control of the Company, are: fluctuations in oil and gas prices; level of fleet additions by competitors; changes in levels of capital spending in domestic and international markets by customers in the energy industry for exploration, development and production; unsettled political conditions, civil unrest and governmental actions, especially in higher risk countries of operations; foreign currency fluctuations; and environmental and labor laws. Readers should consider all of these risk factors as well as other information contained in this report.

     On December 19, 2001, the Company issued the following Quarterly Report to
Shareholders:

Fellow Shareholders:

     Tidewater earned $35 million, or $.63 per share, on revenues of $187 million for the quarter ended September 30, 2001. This compares with earnings of $26 million, or $.47 per share, on revenues of $146 million for the same quarter last year. Six months' earnings were $74 million, or $1.32 per share, on revenues of $378 million. This compares to last year's six months' earnings of $34 million, or $.61 per share, on revenues of $283 million.

     Earnings for the Company in the September 2001 quarter of $35 million were lower than earnings for the June 2001 quarter of $39 million. While international utilization held steady and international dayrates continued to rise for the September quarter, they failed to entirely offset a downturn in utilization in the Gulf of Mexico caused by significantly lower natural gas prices in North America.

     Our investment in state of the art deepwater vessels continues to pay dividends. All ships delivered to date have secured attractive contracts internationally or are working at strong spot rates in the North Sea. We look forward to further new construction deliveries throughout the balance of fiscal year 2002, and throughout fiscal year 2003. The recent acquisition of 10 vessels from Crewboats, Inc. in the U.S. and continued construction of new crew boats adds to our fleet. We expect to resume our planned program for replacement of older supply and anchor handling vessels in the near future.

     Tidewater remains in an exceptionally strong financial position. We are generating strong cash flow enabling payments for our new vessel deliveries. Continued future cash flow should cover current commitments of future deliveries amounting to approximately $300 million over the next two plus years. We also continue, on occasion, to utilize our line of credit. Utilization at September 30 was $60 million out of the $200 million line. This strong financial position is reassuring in view of highly volatile commodity prices for natural gas and oil.

     Your Company is currently dealing with management succession. Our Board of Directors selected Dean E. Taylor to succeed me as President of Tidewater effective October 5, 2001. I remain Chairman and Chief Executive Officer until March 2002, at which date I will retire and Dean will succeed me as Chief Executive Officer. I will continue as non-executive Chairman through July 2003. I have every expectation that you will be most impressed with Dean as a fine leader, fully capable of taking charge of Tidewater.

William C. O'Malley
Chairman and Chief Executive Officer
Tidewater Inc.

December 19, 2001

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                TIDEWATER INC.


                                By: /s/  Willam C. O'Malley
                                    ----------------------------------------
                                         William C. O'Malley
                                         Chief Executive Officer

Date:  December 19, 2001